Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
REPUBLIC PROPERTY TRUST,
REPUBLIC PROPERTY LIMITED PARTNERSHIP,
LIBERTY PROPERTY TRUST,
LIBERTY ACQUISITION LLC
and
LIBERTY PROPERTY LIMITED PARTNERSHIP
Dated as of July 23, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2007 (this “Agreement”), is by and among Republic Property Trust, a Maryland real estate investment trust (the “Company”), Republic Property Limited Partnership, a Delaware limited partnership and a subsidiary of the Company (the “Operating Partnership”), Liberty Property Trust, a Maryland real estate investment trust (“Parent”), Liberty Acquisition LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Purchaser”), and Liberty Property Limited Partnership, a Pennsylvania limited partnership (“Parent LP” and, together with Parent and Purchaser, the “Purchaser Parties”).
RECITALS
     WHEREAS, the parties desire to effect a business combination through a merger of the Company with and into Purchaser with the Purchaser surviving (the “Company Merger”), pursuant to which each of the issued and outstanding common shares of beneficial interest in the Company, par value $0.01 per share (the “Company Common Shares”), shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions provided herein;
     WHEREAS, the parties also desire to effect a merger of the Operating Partnership with and into Parent LP, with Parent LP surviving (the “Partnership Merger,” and together with the Company Merger, the “Mergers”), pursuant to which each outstanding Partnership Unit shall be converted into the right to receive the Partnership Merger Consideration;
     WHEREAS, the board of trustees of the Company (the “Company Board”) has approved this Agreement, the Company Merger and the other transactions contemplated hereby, and has declared that the Company Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, are advisable to and in the best interests of the Company and the Company Shareholders;
     WHEREAS, the Company, as the sole General Partner of the Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated hereby, and has declared that the Partnership Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, are advisable to and in the best interests of the Operating Partnership and the Partners;
     WHEREAS, the board of trustees of Parent, as the sole member of Purchaser, has approved this Agreement, the Company Merger and the other transactions contemplated hereby, and has declared that the Company Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, are advisable and in the best interests of Purchaser and its members; and
     WHEREAS, Parent, as the sole General Partner of Parent LP, has approved this Agreement, the Partnership Merger and the other transactions contemplated hereby, and has declared that the Partnership Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, are advisable to and in the best interests of Parent LP and its partners.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.
The Mergers
          Section 1.1 The Mergers
               Section 1.1.1 The Company Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland REIT Law (Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland), as amended (the “MRL”), and the MLLCA, at the Effective Time, the Company shall merge with and into Purchaser. Following the Company Merger, the separate corporate existence of the Company shall cease and Purchaser shall continue as the surviving company (the “Surviving Company”). The Company Merger shall have the effects set forth in the MRL, the MLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges and powers of the Company and Purchaser shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.
               Section 1.1.2 The Partnership Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA and the PRULPA, at the Partnership Merger Effective Time, the Operating Partnership shall merge with and into Parent LP. Following the Partnership Merger, the separate existence of the Operating Partnership shall cease and Parent LP shall continue as the surviving partnership (the “Surviving Partnership”), with the Surviving Company remaining as the General Partner of the Surviving Partnership. The Partnership Merger shall have the effects set forth in the DRULPA, the PRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges and powers of the Operating Partnership and Parent LP shall vest in the Surviving Partnership, and all of the debts, liabilities and duties of the Operating Partnership and Parent LP shall become the debts, liabilities and duties of the Surviving Partnership.
          Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, D.C. 20004 (or such other place as agreed by the parties) as promptly as practicable and, in any event, not later than the fifth Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof) (the “Closing Date”), unless the parties hereto agree to another date.
          Section 1.3 Effective Time
               Section 1.3.1 Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall duly execute and file with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) the articles of merger or other appropriate documents (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the MRL and the MLLCA and make all other filings, recordings or publications required under the MRL and the MLLCA in connection with the Company Merger. The Company Merger shall become effective at the time of the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MRL and the MLLCA, or at such other time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the Maryland Department) as the parties shall agree as specified in such filings in accordance with applicable Law (the “Effective Time”).

               Section 1.3.2 Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall duly execute and file with the Delaware Secretary of State a certificate of merger or other appropriate documents (the “Partnership DE Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DRULPA and with the Pennsylvania Department of State a certificate of merger or other appropriate documents (the “Partnership PA Certificate of Merger” and, together with the Partnership DE Certificate of Merger, the “Partnership Certificates of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the PRULPA, and make all other filings, recordings or publications required under the DRULPA and the PRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time of the filing of the Partnership Certificates of Merger with, and acceptance for record of such Partnership Certificates of Merger by, the Delaware Secretary of State and the Pennsylvania Department of State in accordance with the DRULPA and the PRULPA, as the case may be, or at such other time as the parties shall agree as specified in such filings in accordance with applicable Law (the “Partnership Merger Effective Time”), it being understood that the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date immediately prior to the Effective Time.
          Section 1.4 Organizational Documents
               Section 1.4.1 The operating agreement of Purchaser as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company (the “Surviving Operating Agreement”), until thereafter changed or amended as provided therein or by applicable Law.
               Section 1.4.2 The Certificate of Limited Partnership of Parent LP, as in effect immediately prior to the Partnership Effective Time, shall be the certificate of limited partnership of the Surviving Partnership, until thereafter changed or amended as provided therein or by applicable Law. The Second Restated and Amended Agreement of Limited Partnership, as amended, of Parent LP, as in effect immediately prior to the Partnership Effective Time, shall be the agreement of limited partnership of the Surviving Partnership (the “Surviving Partnership Agreement”), until thereafter changed or amended as provided therein or by applicable Law.
          Section 1.5 Managers and Officers of the Surviving Company. The managers of Purchaser, if any, immediately prior to the Effective Time shall be the initial managers of the Surviving Company, each to hold office in accordance with the Surviving Operating Agreement.

The officers of Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the Surviving Operating Agreement.
Article 2.
Conversion of Securities; Exchange of Certificates
          Section 2.1 Merger Consideration; Partnership Merger Consideration
               Section 2.1.1 Cancellation of Certain Company Common Shares. At the Effective Time, by virtue of the Company Merger and without any further action on the part of Parent, Purchaser, the Company or the Company Shareholders, each Company Common Share issued and outstanding immediately prior to the Effective Time that is owned by the Operating Partnership, any Company Subsidiary, Parent, Purchaser or any subsidiary of Purchaser shall automatically be cancelled and retired and cease to exist, and no payment shall be made with respect thereto.
               Section 2.1.2 Conversion of Company Common Shares. At the Effective Time, by virtue of the Company Merger and without any further action on the part of Parent, Purchaser, the Company or the Company Shareholders, each Company Common Share issued and outstanding immediately prior to the Effective Time, other than Company Common Shares that are cancelled pursuant to Section 2.1.1, automatically shall be converted into the right to receive $14.70 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Common Share Certificate shall thereafter represent the right to receive the Merger Consideration therefor.
               Section 2.1.3 Purchaser Membership Interests. The issued and outstanding membership interests of the Purchaser shall remain outstanding at the Effective Time, shall not be affected in any way by the Company Merger and shall thereafter constitute issued and outstanding membership interests of the Surviving Company.
               Section 2.1.4 Change in Company Common Shares. If between the date of this Agreement and the Effective Time the Company Common Shares shall have been changed into a different number of shares, or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or other exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or other exchange of shares.
               Section 2.1.5 Conversion of Partnership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent LP, the Operating Partnership, the Partners, or the partners of Parent LP, each Partnership Unit outstanding immediately prior to the Partnership Merger Effective Time (other than Partnership Units held by the Company or any Company Subsidiary) automatically shall be converted into the right to receive an amount in cash, payable to the holder thereof, without interest, equal to the amount of Merger Consideration that would be payable hereunder in respect of the number of Company Common Shares issuable upon exchange of each such Partnership Unit in accordance with the Operating Partnership Agreement as if the General Partner had elected to assume the Operating Partnership’s obligation to redeem a Partnership Unit as to which a redemption notice had been delivered in accordance with the Operating Partnership Agreement and to satisfy such obligation by delivery of Company Common Shares in exchange therefor in accordance with the Operating Partnership Agreement immediately prior to the Partnership Merger Effective Time (the “Partnership Merger Consideration”). At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent LP, the Operating Partnership, the Partners, or the partners of Parent LP, each Partnership Unit outstanding immediately prior to the Partnership Merger Effective Time held by the Company or any Company Subsidiary automatically shall be converted into the right to receive an amount in cash, payable to the holder thereof, without interest, equal to the amount of Partnership Merger Consideration.

               Section 2.1.6 Parent LP Partnership Interests. The issued and outstanding limited partnership common units and preferred units of Parent LP shall remain outstanding at the Partnership Merger Effective Time, shall not be affected in any way by the Partnership Merger and shall thereafter constitute issued and outstanding limited partnership common units and preferred units, as the case may be, of the Surviving Partnership.
               Section 2.1.7 Restricted Stock. The vesting and forfeiture restrictions on each Company Common Share (“Company Restricted Stock”) granted under the Republic Property Trust 2005 Omnibus Long-Term Incentive Plan (the “Company Stock Incentive Plan”), or otherwise shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Company Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Company Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.2) hereunder as, each Company Common Share not subject to any vesting or forfeiture restrictions as provided in Section 2.1.2.
          Section 2.2 Exchange Procedures
               Section 2.2.1 Exchange Agent. Prior to the Effective Time, Parent shall designate Wells Fargo Shareowner Services, or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), to act as agent for the Purchaser Parties for purposes of, among other things, mailing and receiving letters of transmittal, and distributing the Merger Consideration and the Partnership Merger Consideration to the Company Shareholders and the Partnership Unitholders. Parent will enter into an exchange agent agreement in form and substance reasonably acceptable to the Company prior to the Effective Time. All of the fees and expenses of the Exchange Agent shall be borne by Parent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and the Partnership Unitholders for payment in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration and the Partnership Merger Consideration (the “Exchange Fund”). Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Partnership Certificates of Merger, and the Exchange Fund shall not be used for any other purpose.

               Section 2.2.2 Exchange Procedures for Common Share Certificates. No later than two Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Common Share Certificate, as of immediately prior to the Effective Time, which evidenced Company Common Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Share Certificate shall pass, only upon proper delivery of the Common Share Certificate to the Exchange Agent and shall be in customary form) and (b) instructions for use in effecting the surrender of the Common Share Certificate in exchange for the Merger Consideration to which such holder is entitled pursuant to this Agreement. Upon surrender of a Common Share Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and upon surrender of such other documents as may be reasonably required by the Exchange Agent, the holder of such Common Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the Company Common Shares formerly evidenced by such Common Share Certificate, and the Common Share Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a permitted transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Common Share Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2.2, each Common Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.
               Section 2.2.3 Exchange Procedures for Partnership Units. No later than two Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Partnership Unit registered on the transfer books of the Operating Partnership, as of immediately prior to the Partnership Merger Effective Time, which were converted into the right to receive the Partnership Merger Consideration pursuant to Section 2.1 (a) a letter of transmittal (which shall specify the number of Partnership Units held by such holder and shall be in customary form) and (b) instructions for use in effecting the delivery thereof in exchange for the Partnership Merger Consideration to which such holder is entitled pursuant to this Agreement. Upon delivery of such letter of transmittal, properly completed and duly executed, and upon surrender of such other documents as may be reasonably required by the Exchange Agent, the Partnership Unitholder identified in such letter of transmittal shall be entitled to receive in exchange therefor the Partnership Merger Consideration that such holder has the right to receive in respect of the Partnership Units held by such holder immediately prior to the Partnership Merger Effective Time. No interest will be paid or accrued on the Partnership Merger Consideration. In the event of a permitted transfer of ownership of any Partnership Unit which is not registered in the transfer records of the Operating Partnership, the Partnership Merger Consideration may be paid to a transferee if the letter of transmittal is delivered in accordance with this Section 2.2.3 and is accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid.
               Section 2.2.4 No Further Ownership Rights. The Merger Consideration paid upon the surrender for exchange of Common Share Certificates evidencing Company Common Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged theretofore and evidenced by such Common Share Certificates, and at and after the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Merger Consideration in accordance with this Article 2. The Partnership Merger Consideration paid with respect to Partnership Units that are exchanged therefor in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to Partnership Units exchanged therefor, and at and after the Partnership Merger Effective Time, the holder of any such Partnership Unit shall have no further rights with respect to any such Partnership Unit, other than the right to receive the Partnership Merger Consideration provided under this Article 2.

               Section 2.2.5 Investment and Termination of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration and the Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or shall cause to be replaced or restored, the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares or Partnership Units for twelve months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Company Common Shares or Partnership Units who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company (subject to abandoned property, escheat and similar Laws) as general creditors thereof for payment of the Merger Consideration or Partnership Merger Consideration, as the case may be, without any interest thereon.
               Section 2.2.6 Abandoned Property; No Liability. If any holder of Company Common Shares or Partnership Units has not theretofore complied with this Article 2 in order to receive payment of the Merger Consideration or Partnership Merger Consideration, as applicable, to which such holder would otherwise be entitled hereunder, prior to six years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), the payment in respect of such Company Common Shares or Partnership Units shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Purchaser, the Company, the Operating Partnership, Parent LP, the Surviving Company or the Surviving Partnership shall be liable to any holder of Company Common Shares or Partnership Units for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

               Section 2.2.7 Lost Certificates. If any Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Common Share Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Share Certificate the Merger Consideration, as the case may be, without interest thereon.
          Section 2.3 Withholding. Notwithstanding anything in this Agreement to the contrary, the Surviving Company, the Surviving Partnership or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Partnership Units or Company Restricted Stock, such amounts as the Surviving Company, the Surviving Partnership or the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), the treasury regulations thereunder or any other provision of any applicable Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by the Surviving Company, the Surviving Partnership or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Partnership Units or Company Restricted Stock in respect of whom such deduction and withholding was made by the Surviving Company, the Surviving Partnership or the Exchange Agent.
          Section 2.4 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.
          Section 2.5 Transfer Books
               Section 2.5.1 At the close of business, New York time, on the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares that were outstanding on the records of the Company. From and after the Effective Time, the holders of Common Share Certificates immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided herein. On or after the Effective Time, any Common Share Certificates presented to the Exchange Agent or the Surviving Company for any reason shall be cancelled and exchanged as provided in this Article 2.
               Section 2.5.2 At the close of business, New York time, on the Closing Date, there shall be no further registration of transfers of Partnership Units that were outstanding on the records of the Operating Partnership. From and after the Effective Time, the holders of Partnership Units immediately prior to the Partnership Effective Time shall cease to have any rights with respect to such Partnership Units, except as otherwise provided herein.

Article 3.
Representations and Warranties of the Company
     Except as set forth in the Disclosure Schedule delivered by the Company and the Operating Partnership to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item on the Company Disclosure Schedule with respect to one Section of this Agreement shall be deemed disclosure with respect to all other Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule), or as set forth in any forms, reports or documents filed by the Company with the SEC under the Securities Act or the Exchange Act prior to the date of this Agreement (except in each case for the risk factors section), the Company and the Operating Partnership hereby jointly and severally represent and warrant to the Purchaser Parties as follows:
          Section 3.1 Organization and Qualification; Subsidiaries.
               Section 3.1.1 The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary that has any material assets or operations is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company, the Operating Partnership and each Company Subsidiary that has any material assets or operations has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company, the Operating Partnership and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
               Section 3.1.2 Section 3.1.2 of the Company Disclosure Schedule sets forth a true and complete list of all of the subsidiaries of the Company other than the Operating Partnership (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary and, if applicable, the authorized capitalization of each Company Subsidiary. All of the outstanding Equity Interests of each Company Subsidiary are directly or indirectly owned by the Operating Partnership. None of the Company, the Operating Partnership or any Company Subsidiary holds an Equity Interest in any other person. The outstanding Equity Interests of the Company Subsidiaries (other than the Company Subsidiaries that have no material assets or operations) listed on Section 3.1.2 of the Company Disclosure Schedule as owned by the Company, the Operating Partnership or by one of the Company Subsidiaries, to the extent applicable, were validly issued, fully paid and nonassessable, and are owned by the Company, the Operating Partnership or by one of the Company Subsidiaries free and clear of any Liens.

          Section 3.2 Organizational Documents. The Company and the Operating Partnership have made available to Parent complete and correct copies of (a) the Company’s Articles of Amendment and Restatement of Declaration of Trust (the “Company Charter”) and First Amended and Restated Bylaws (the “Company Bylaws”) and (b) the Operating Partnership’s Certificate of Limited Partnership (the “Operating Partnership Certificate”) and First Amended and Restated Agreement of Limited Partnership (the “Operating Partnership Agreement”), each as in effect on the date hereof.
          Section 3.3 Capitalization
               Section 3.3.1 The authorized shares of beneficial interest of the Company consists of 240,000,000 shares of beneficial interest, of which 200,000,000 are designated Company Common Shares and 40,000,000 are designated preferred shares of beneficial interest, par value $0.01 per share (“Company Preferred Stock”). As of July 20, 2007, (a) 26,090,940 Company Common Shares were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights under any provision of the MRL, the Company Charter or the Company Bylaws and (b) no Company Common Shares were held by the Operating Partnership or Company Subsidiaries. As of July 20, 2007, no shares of Company Preferred Stock were designated as a class or series and no shares of Company Preferred Stock were issued and outstanding.
               Section 3.3.2 As of July 20, 2007, there are no options, warrants or other rights to acquire shares of beneficial interest or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since July 20, 2007 and through the date hereof, the Company has not issued any shares of beneficial interest or other Equity Interests or securities convertible into or exchangeable for shares of beneficial interest or other Equity Interests of the Company, other than Company Common Shares issued in exchange for Partnership Units in accordance with the Operating Partnership Agreement and Company Restricted Stock issued pursuant to the Company Stock Incentive Plan. All Company Common Shares issued in exchange for Partnership Units in accordance with the Operating Partnership Agreement, if any, upon issuance prior to the Effective Time, will be validly issued, fully paid, nonassessable and free of preemptive rights under any provision of the MRL, the Company Charter or the Company Bylaws. Except with respect to the Company Restricted Stock pursuant to the Company Stock Incentive Plans and the related restricted stock agreements, or pursuant to applicable Law or as otherwise provided in the Company Charter, the Company Bylaws or the Operating Partnership Agreement, there are no outstanding contractual obligations of the Company restricting the transfer of, requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, requiring the registration for sale of, or granting any preemptive right with respect to, any Company Common Shares or other shares of beneficial interest of, or other Equity Interests in, the Company. There are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares.
               Section 3.3.3 Section 3.3.3 of the Company Disclosure Schedule sets forth a complete and correct list of all persons who, as of July 20, 2007, held shares of Company Restricted Stock, indicating with respect thereto, the number of shares of Company Restricted Stock, the date of grant and the vesting schedule, including the extent to which any vesting has occurred as of the date of this Agreement. The Company has made available to Parent complete and correct copies of the Company Stock Incentive Plan and the forms of all restricted stock agreements evidencing outstanding Company Restricted Stock.

               Section 3.3.4 The Company is the sole general partner of the Operating Partnership and holds directly or indirectly 100% of the outstanding General Partnership Interests, free and clear of any Liens. Section 3.3.4 of the Company Disclosure Schedule sets forth a complete and correct list of all persons who, as of July 20, 2007, are holders of record of Partnership Units in the Operating Partnership and the number and type held. There are no options, warrants or other rights to acquire Partnership Units or other Equity Interests of the Operating Partnership, or securities convertible into or exchangeable for Partnership Units or other Equity Interests of the Operating Partnership. Except as set forth in the Operating Partnership Agreement or pursuant to applicable Law, there are no outstanding contractual obligations of the Operating Partnership restricting the transfer of, requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, requiring the registration for sale of, or granting any preemptive right with respect to, any Partnership Units or other Equity Interests of the Operating Partnership.
          Section 3.4 Authority
               Section 3.4.1 Each of the Company and the Operating Partnership has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of Shareholder Approval, to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of the Company and the Operating Partnership, as applicable, and the consummation by the Company and the Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and no other trust or partnership proceedings on the part of the Company or the Operating Partnership are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, with respect to the Mergers, to receipt of Shareholder Approval. This Agreement has been duly executed and delivered by each of the Company and the Operating Partnership and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legally valid and binding obligation of the Company and the Operating Partnership, respectively, enforceable against the Company and the Operating Partnership, respectively, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.
               Section 3.4.2 Assuming the accuracy of the representation and warranty set forth in the first sentence of Section 4.12, the action taken by the Company Board in approving this Agreement and the Company Merger is sufficient to render inapplicable to the Company Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, as applicable to a Maryland real estate investment trust. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL, as applicable to a Maryland real estate investment trust, are not applicable to the Company Merger. To the knowledge of the Company, no other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws are applicable to this Agreement, the Mergers or the other transactions contemplated hereby.

          Section 3.5 No Conflict; Required Filings and Consents
               Section 3.5.1 The execution and delivery of this Agreement by each of the Company and the Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of the Company and the Operating Partnership will not, (a) assuming receipt of Shareholder Approval, conflict with or violate any provision of the Company Charter, the Company Bylaws, the Operating Partnership Certificate, the Operating Partnership Agreement or any equivalent organizational documents of any Company Subsidiary, (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained, all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, the Operating Partnership or any Company Subsidiary or by which any property or asset of the Company, the Operating Partnership or any Company Subsidiary is bound, or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company, the Operating Partnership or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which the Company, the Operating Partnership or any Company Subsidiary is a party, except, as to clauses (b) and (c), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
               Section 3.5.2 The execution and delivery of this Agreement by each of the Company and the Operating Partnership does not, and the performance of this Agreement by each of the Company and the Operating Partnership, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) as may be required under the Exchange Act and the rules and regulations of the NYSE, and the filing and recordation of the Articles of Merger, as required by the MRL and the MLLCA, and the Partnership Certificates of Merger, as required by the DRULPA and the PRULPA, and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.6 Permits; Compliance With Law. Except for such authorizations, license, permits, certificates, approvals or clearances that are the subject of Sections 3.14 or 3.16, which are solely the subject of such respective sections, each of the Company, the Operating Partnership and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company, the Operating Partnership and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, the Operating Partnership or any Company Subsidiary is in conflict with, or in default or violation of (a) any Law applicable to the Company, the Operating Partnership or any Company Subsidiary or by which any property or asset of the Company, the Operating Partnership or any Company Subsidiary is bound (except for Laws with respect to matters that are the subject of Sections 3.10, 3.11, 3.14 or 3.17, which such matters are solely the subject of such respective sections), or (b) any Company Permits (except for such Company Permits that are the subject of Sections 3.14 or 3.16, which are solely the subject of such respective sections), except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.7 SEC Filings; Financial Statements
               Section 3.7.1 The Company has filed with the SEC all forms, reports, and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2006 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (a) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of the Operating Partnership or any Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.
               Section 3.7.2 Each of the consolidated financial statements contained in the Company SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each such consolidated financial statement, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).
               Section 3.7.3 The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act of 2002, none of the Company, the Operating Partnership or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act).

               Section 3.7.4 Except as and to the extent set forth in the Company SEC Filings filed on or after January 1, 2006, none of the Company, the Operating Partnership or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (a) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby or (b) incurred in the ordinary course of business consistent with past practice or (c) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 3.8 Disclosure Documents
               Section 3.8.1 The Proxy Statement and any Other SEC Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (a) the time the Proxy Statement or such Other SEC Filing (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (b) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.
               Section 3.8.2 None of the information supplied by the Company or the Operating Partnership for use in the Proxy Statement, at (a) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (b) the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for use in any Other SEC Filing, at the time such Other SEC Filing (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               Section 3.8.3 The representations and warranties contained in this Section 3.8 will not apply to failure of the Proxy Statement or any Other SEC Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other SEC Filings based upon, information supplied to the Company by or on behalf of any Purchaser Party.
          Section 3.9 Absence of Certain Changes or Events. Since March 31, 2007, except as contemplated by, or as disclosed pursuant to, this Agreement or the Company SEC Filings (except for the risk factors section), there has not been (a) any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect or (b) any action taken by the Company, the Operating Partnership or any Company Subsidiary through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1.3, 5.1.5, 5.1.7, 5.1.9 or 5.1.13.
          Section 3.10 Employee Benefit Plans.
               Section 3.10.1 Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, program or agreement (whether written or oral) providing compensation or other benefits to any current or former trustee, director, officer, employee or consultant of the Company, the Operating Partnership or any Company Subsidiary (or to any dependent or beneficiary thereof), which are maintained, sponsored or contributed to by the Company, the Operating Partnership or any Company Subsidiary, or under which the Company, the Operating Partnership or any Company Subsidiary has any material obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”).
               Section 3.10.2 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.
               Section 3.10.3 Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan. To the Company’s knowledge, none of the Company, the Operating Partnership or any Company Subsidiary has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could result in material liability to the Company, the Operating Partnership and the Company Subsidiaries, taken as a whole. No material suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

               Section 3.10.4 No Company Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) and no Company Benefit Plan is a pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA. None of the Company, the Operating Partnership or any Company Subsidiary has any liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company, the Operating Partnership or any Company Subsidiary of incurring or being subject to a material liability under Title IV of ERISA.
               Section 3.10.5 Except as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.
               Section 3.10.6 To the Company’s knowledge, each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance under published guidance under Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.
               Section 3.10.7 Except as set forth in Section 3.10.7 of the Company Disclosure Schedule, neither the Surviving Company, the Surviving Partnership nor any of their respective subsidiaries will incur a material liability in connection with any Company Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement.
               Section 3.10.8 There are no material funded benefit obligations of the Company, the Operating Partnership or the Company Subsidiaries for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves or otherwise reflected in the consolidated financial statements in the Company SEC Filings.
          Section 3.11 Labor and Other Employment Matters.
               Section 3.11.1 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, the Operating Partnership and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company, the Operating Partnership or any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company, the Operating Partnership or any Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees. There is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company, the Operating Partnership or any Company Subsidiary.
               Section 3.11.2 There are no (a) severance or employment agreements with directors, officers or employees of or consultants to the Company, the Operating Partnership or any Company Subsidiary; (b) severance programs of the Company, the Operating Partnership or any Company Subsidiary with or relating to its employees; or (c) plans, programs or other agreements of the Company, the Operating Partnership or any Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.

          Section 3.12 Material Contracts
               Section 3.12.1 Except for contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K for the year ended December 31, 2006, as amended, the Company’s Form 10-Q for the three months ended March 31, 2007, or any Form 8-K filed by the Company since March 31, 2007 and prior to the date of this Agreement, as of the date of this Agreement, none of the Company, the Operating Partnership or any Company Subsidiary is a party to or bound by any contract, which, as of the date hereof,
               (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
               (b) involves aggregate annual expenditures by the Company, the Operating Partnership and any Company Subsidiary in excess of $1,000,000 and is not cancelable within ninety days without material penalty to the Company, the Operating Partnership or the Companies Subsidiaries;
               (c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the conduct of business by the Company, the Operating Partnership and any Company Subsidiary, or that restricts the conduct of business by the Company, the Operating Partnership and any Company Subsidiary or any geographic area in which the Company, the Operating Partnership and any Company Subsidiary may conduct business, in each case in any material respect;
               (d) is an indemnification agreement with any Covered Person; or
               (e) would prohibit or materially delay the consummation of the Mergers or any of the transactions contemplated by this Agreement.
Each such contract to which the Company, the Operating Partnership or any Company Subsidiary is a party to or bound by is referred to herein as a “Company Material Contract.”
               Section 3.12.2 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legally valid, binding and enforceable on the Company, the Operating Partnership and each Company Subsidiary that is a party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, the Operating Partnership and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company, the Operating Partnership or any Company Subsidiary has received notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.13 Litigation. As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened by or before any Governmental Entity, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Entity, in each case, against the Company, the Operating Partnership or any Company Subsidiary and none of the Company, the Operating Partnership or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Entity, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          Section 3.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
               Section 3.14.1 The Company, the Operating Partnership and each Company Subsidiary is in compliance with applicable Environmental Laws, hold or have applied for all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits.
               Section 3.14.2 None of the Company, the Operating Partnership or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company, the Operating Partnership or such Company Subsidiary is in violation of, or liable under, any Environmental Law.
               Section 3.14.3 None of the Company, the Operating Partnership or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing by or before any Governmental Entity with respect thereto.
               Section 3.14.4 To the knowledge of the Company, none of the Company, the Operating Partnership and each Company Subsidiary has assumed, by contract or operation of Law, any known liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

               Section 3.14.5 This Section 3.14 contains the exclusive representations and warranties with respect to environmental matters.
          Section 3.15 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company, the Operating Partnership and the Company Subsidiaries own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company, the Operating Partnership and the Company Subsidiaries as it is currently conducted, (b) the conduct of the business of the Company, the Operating Partnership and the Company Subsidiaries as it is currently conducted does not infringe the Intellectual Property rights of any third party and (c) to the knowledge of the Company, no third party is currently infringing or misappropriating Intellectual Property owned by the Company, the Operating Partnership or any Company Subsidiary. The Company, the Operating Partnership and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.
          Section 3.16 Properties.
               Section 3.16.1 Section 3.16.1 of the Company Disclosure Schedule sets forth a correct list of all real property owned or leased (as lessee) by the Company, the Operating Partnership or a Company Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). None of the Company, the Operating Partnership or any Company Subsidiary has an interest as a mortgage or mezzanine lender in any real property.
               Section 3.16.2 The Company, the Operating Partnership or a Company Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for the following: (a) Liens set forth in Section 3.16.2 of the Company Disclosure Schedule or relating to debt obligations disclosed in the Company SEC Filings, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (c) any Company Material Contracts, or leases to third parties for the occupation of portions of the Company Properties by such third parties in the ordinary course of the business of the Company, the Operating Partnership or a Company Subsidiary, (d) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (e) Liens that are recorded in a public record or disclosed on existing title policies made available to Parent prior to the date hereof, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business and (g) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Company Property or the continued use and operation of the Company Property as currently used and operated (clauses (a) through (g) collectively, “Permitted Liens”).
               Section 3.16.3 Except as set forth in Section 3.16.3 of the Company Disclosure Schedule, none of the Company, the Operating Partnership and the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

               Section 3.16.4 Set forth in Section 3.16.4 of the Company Disclosure Schedule is each of the title insurance policies with respect to the Company Properties and each such policy has been made available to Parent. To the knowledge of the Company, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.
               Section 3.16.5 No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the use of the buildings and improvements on any of the Company Properties or that is necessary to permit the use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and none of the Company, the Operating Partnership or any Company Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for each of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
               Section 3.16.6 None of the Company, the Operating Partnership or any Company Subsidiary has received any written notice to the effect that (a) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (b) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law has been violated for any Company Property, except for each of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
               Section 3.16.7 Except as provided in Section 3.16.7 of the Company Disclosure Schedule, and except for discrepancies errors or omissions that, individually or in the aggregate, would not have a Company Material Adverse Effect, the rent rolls for the Company Properties dated as of June 1, 2007 which are provided in Section 3.16.7 of the Company Disclosure Schedule, list each lease that was in effect as of June 1, 2007 and to which the Operating Partnership or other Company Subsidiaries are parties as landlords with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Company Leases”). Except as set forth in Section 3.16.7 of the Company Disclosure Schedule, the Company has made available to Parent true and complete copies of all Company Leases that relate to in excess of 10,000 square feet of net rentable area (the “Material Company Leases”), in effect as of the date hereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, (x) none of the Company, the Operating Partnership or any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (y) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company, the Operating Partnership or any Company Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease and (z) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company, the Operating Partnership or the Company Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.

               Section 3.16.8 As of the date of this Agreement there is no ground lease with a Third Party pursuant to which the Company, the Operating Partnership or any Company Subsidiary is a lessee.
               Section 3.16.9 No purchase option has been exercised under any Company Lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.16.9 of the Company Disclosure Schedule.
               Section 3.16.10 Except as set forth in Section 3.16.10 of the Company Disclosure Schedule or as contemplated by, or provided in, the Company Leases or the organizational documents of the Operating Partnership or Company Subsidiaries, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof that is owned by the Operating Partnership or any Company Subsidiary or any other unexpired rights in favor of any party other than the Company, the Operating Partnership or any Subsidiary (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion that is owned by the Operating Partnership or any Company Subsidiary or any portion thereof or to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Operating Partnership or any Company Subsidiary.
               Section 3.16.11 Except as set forth in Section 3.16.11 of the Company Disclosure Schedule, none of the Company, the Operating Partnership or any Company Subsidiary is a party to any agreement pursuant to which the Company, the Operating Partnership or any Company Subsidiary manages, leases or provides development services with respect to any real property for any Third Party.

               Section 3.16.12 Except as set forth in Section 3.16.12 of the Company Disclosure Schedule, the Company, the Operating Partnership and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them (other than property owned by tenants and used or held in connection with the applicable tenancy), except as would not have a Company Material Adverse Effect. Except as set forth in Section 3.16.12 of the Company Disclosure Schedule, none of the Company’s, the Operating Partnership’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not have a Company Material Adverse Effect
          Section 3.17 Taxes
               Section 3.17.1 The Company, the Operating Partnership and each Company Subsidiary has timely filed with the appropriate Governmental Entity all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Taxes that are shown as due on such filed Tax Returns have been paid.
               Section 3.17.2 The Company (a) for all taxable years commencing with the Company’s taxable year ending December 31, 2005 through December 31, 2006, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (b) has operated since January 1, 2007 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; and (c) intends to continue to operate in such a manner as to qualify as a REIT for the taxable year that will end with the Company Merger. No Company Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.
               Section 3.17.3 (a) There are no audits, investigations by any Governmental Entity or other proceedings pending with regard to any material Taxes or Tax Returns of the Company, the Operating Partnership or any Company Subsidiary; (b) no deficiency for Taxes of the Company, the Operating Partnership or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (c) none of the Company, the Operating Partnership nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (d) none of the Company, the Operating Partnership or any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); and (e) and no power of attorney with respect to any Tax matter is currently in force with respect to the Company, the Operating Partnership or any of the Company Subsidiaries.

               Section 3.17.4 The Operating Partnership and each Company Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.
               Section 3.17.5 None of the Company, the Operating Partnership or any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.
               Section 3.17.6 Since its inception, (i) the Company, the Operating Partnership and the Company Subsidiaries have not incurred any liability for material Taxes under sections 860(c) or 4981 of the Code which have not been previously paid and (ii) none of the Company, the Operating Partnership or any Company Subsidiary has incurred any material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business or Taxes arising out of the transactions contemplated by this Agreement. To the knowledge of the Company, none of the Company, the Operating Partnership or any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code.
               Section 3.17.7 The Company, the Operating Partnership and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
               Section 3.17.8 To the knowledge of the Company no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.
               Section 3.17.9 None of the Company, the Operating Partnership or any Company Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned Subsidiary of the Company) filing a consolidated federal income tax return, (B) has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract and (C) is a party to any Tax sharing or similar agreement or arrangement other than (i) any agreement or arrangement solely between the Company, the Operating Partnership and any Company Subsidiary, or (ii) any Tax Protection Agreement that may be entered into as a result of the acquisition by the Operating Partnership of any of the Republic Square I property, the Republic Square II property or the Portals Phase III property pursuant to the option agreements with respect thereto, pursuant to which it will have any obligation to make any payments after the Closing.

               Section 3.17.10 There are no Tax Protection Agreements currently in force (other than any Tax Protection Agreement that may be entered into as a result of the acquisition by the Operating Partnership of any of the Republic Square I property, the Republic Square II property or the Portals Phase III property pursuant to the option agreements with respect thereto), and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company, the Operating Partnership or any Company Subsidiary for any breach of any Tax Protection Agreement. As used herein, “Tax Protection Agreements” means any written or oral agreement to which the Company, the Operating Partnership or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of Partnership Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Partnership Units, the Company, the Operating Partnership or the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; and/or (c) limited partners of the Operating Partnership have guaranteed debt of the Operating Partnership.
               Section 3.17.11 There are no Tax Liens upon any property or assets of the Company, the Operating Partnership or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.
               Section 3.17.12 None of the Company, the Operating Partnership and each Company Subsidiary has any permanent establishment in any country other than its country of incorporation.
               Section 3.17.13 None of the Company, the Operating Partnership and each Company Subsidiary: (i) has conducted business outside the United States; or (ii) has participated in or cooperated with any international boycott within the meaning of Code Section 999.
               Section 3.17.14 Other Tax Matters. (i) each of the Company, the Operating Partnership and each Company Subsidiary (A) believes it has substantial authority for or (B) has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any similar provision of applicable state laws, and is in possession of supporting documentation as may be required with respect to any such disclosure; and (ii) none of them has participated in any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations thereunder or any similar provision under applicable laws.
          Section 3.18 Certain Business Relationships With Affiliates. Except as set forth in Section 3.18 of the Company Disclosure Schedule, since January 1, 2007 through the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          Section 3.19 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc. that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Shares.
          Section 3.20 Votes and Approvals Required. The affirmative vote of the holders of not less than a majority in voting power of the outstanding Company Common Shares (the “Shareholder Approval”) is the only vote of the holders of any class or series of shares of beneficial interest or other Equity Interests of the Company necessary to approve the Company Merger. The consent or approval of the Partners holding Partnership Interests representing more than fifty percent (50%) of the Percentage Interests of the Partnership Units classified as “Class A Units” in the Operating Partnership (“OP Approval of the Company Merger”) is the only approval of the Partners necessary to approve the Company Merger. OP Approval of the Company Merger has previously been obtained. The approval of the General Partner and the consent or approval of Partners holding Partnership Interests representing more than fifty percent (50%) of the Percentage Interests of the Partnership Units classified as “Class A Units” in the Operating Partnership (“OP Approval of the Partnership Merger”), are the only approvals of the Partners necessary to approve the Partnership Merger. OP Approval of the Partnership Merger has previously been obtained.
          Section 3.21 Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company, the Operating Partnership or any Company Subsidiary.
Article 4.
Representations and Warranties of the Purchaser Parties
          Except as set forth in the Disclosure Schedule delivered by the Purchaser Parties to the Company at or prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item on the Parent Disclosure Schedule with respect to one Section of this Agreement shall be deemed disclosure with respect to all other Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule), each Purchaser Party hereby jointly and severally represents and warrants to the Company as follows:
          Section 4.1 Organization and Qualification; Subsidiaries. Parent is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland. Parent LP is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Purchaser Party has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Purchaser Party is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Mergers.

          Section 4.2 Authority. Each Purchaser Party has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each Purchaser Party, as applicable, and the consummation by each Purchaser Party of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and no other corporate or company proceedings on the part of any Purchaser Party and no stockholder or member votes are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Purchaser Party and, assuming due authorization, execution and delivery by the Company and the Operating Partnership, constitutes a legally valid and binding obligation of each Purchaser Party, respectively, enforceable against such Purchaser Party, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.
          Section 4.3 No Conflict; Required Filings and Consents
               Section 4.3.1 The execution and delivery of this Agreement by each Purchaser Party does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each Purchaser Party will not, (a) conflict with or violate any provision of Parent’s amended and restated declaration of trust, as amended, or bylaws, or Purchaser’s certificate of formation or operating company agreement, or Parent LP’s certificate of limited partnership or second restated and amended agreement of limited partnership, as amended, or any equivalent organizational document, (b) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any subsidiary of Parent, including Purchaser and Parent LP (each a “Purchaser Subsidiary” and, collectively, the “Purchaser Subsidiaries”), or by which any property or asset of Parent or any Purchaser Subsidiary is bound or (c) require any consent or approval under, result in any breach of, or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other legally binding obligation to which Parent or any Purchaser Subsidiary is party, except, as to clauses (b) and (c), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger.

               Section 4.3.2 The execution and delivery of this Agreement by each Purchaser Party does not, and the performance of this Agreement by each Purchaser Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) as may be required under the Exchange Act, and the filing and recordation of the Articles of Merger, as required by the MRL and the MLLCA, and the Partnership Certificates of Merger, as required by the DRULPA and the PRULPA, and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Mergers.
          Section 4.4 Disclosure Documents
               Section 4.4.1 Any Other SEC Filing, and any amendments or supplements thereto, that Parent is responsible for filing at (a) the time such Other SEC Filing (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (b) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.
               Section 4.4.2 None of the information supplied by Parent or any Purchaser Subsidiary for use in the Proxy Statement, at (a) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (b) the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Parent or any Purchaser Subsidiary for use in any Other SEC Filing, at the time such Other SEC Filing (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               Section 4.4.3 The representations and warranties contained in this Section 4.4 will not apply to failure of any Other SEC Filing to comply as to form as a result of, or statements or omissions included in any Other SEC Filings based upon, information supplied to Parent or any Purchaser Subsidiary by or on behalf of the Company.
          Section 4.5 Litigation. As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened by or before any Governmental Entity, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Entity, in each case, against Parent or any Purchaser Subsidiary, and none of Parent or any Purchaser Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity, in each case, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or otherwise to prevent or materially delay consummation of the Mergers.

          Section 4.6 Ownership of Purchaser; No Prior Activities
               Section 4.6.1 Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
               Section 4.6.2 All of the outstanding Equity Interests of Purchaser are owned directly by Parent. There are no options, warrants or other rights, agreements, arrangements or commitments to which Purchaser is a party of any character relating to the issued or unissued Equity Interests in Purchaser or obligating Purchaser to grant, issue or sell any Equity Interest in Purchaser, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Purchaser to repurchase, redeem or otherwise acquire any Equity Interest in Purchaser.
               Section 4.6.3 Except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, neither Purchaser has, nor will have Purchaser prior to the Effective Time, incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.
          Section 4.7 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent, Purchaser or Parent LP is necessary to approve the Mergers and this Agreement, or to consummate the transactions contemplated hereby.
          Section 4.8 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent or any Purchaser Subsidiary.
          Section 4.9 Financing. Parent will have available sufficient funds to enable the Purchaser Parties to consummate the Mergers and the transactions contemplated by this Agreement, including without limitation, to pay the aggregate Merger Consideration to be paid to the holders of Company Common Shares and the aggregate Partnership Merger Consideration to be paid to holders of Partnership Units.
          Section 4.10 Solvency. Immediately following the Effective Time, and after giving effect to any change in the assets and liabilities of the Surviving Company as a result of the Mergers and the other transactions contemplated by this Agreement, the Surviving Company will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the Mergers and the other transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Company. For purposes of this Agreement “Solvent” when used with respect to the Surviving Company, means that, immediately following the Effective Time, (a)(i) the fair value of the assets of the Surviving Company will exceed the amount of all liabilities, contingent or otherwise, of the Surviving Company, and (ii) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (b) the Surviving Company will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) the Surviving Company will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent,”(A) “Debt” means liability on a “Claim;” and (B) “Claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Company (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

          Section 4.11 Management Arrangements. As of the date hereof, no Purchaser Party or any of their affiliates has entered into any contract, agreement, arrangement or understanding with any of the officers, trustees or directors of the Company, or any of their respective affiliates, that is currently in effect or that would become effective in the future (upon consummation of the Mergers or otherwise) and has not been disclosed.
          Section 4.12 Ownership of Company Common Stock. Neither Parent nor any Purchaser Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.
          Section 4.13 Independent Investigation; Limitation on Warranties. The Purchaser Parties have conducted their own independent review and analysis of the business, operations, assets, properties, liabilities, results of operations, financial condition and prospects of the Company, the Operating Partnership and the Company Subsidiaries and acknowledge that their Representatives have been provided access to personnel, properties, premises and records of the Company, the Operating Partnership and the Company Subsidiaries for such purposes. In entering into this Agreement, except as expressly provided herein, the Purchaser Parties have relied solely upon their independent investigation and analysis of the Company, the Operating Partnership and the Company Subsidiaries and the Purchaser Parties acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, the Operating Partnership, any Company Subsidiaries, or any of their respective Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. In furtherance and not in limitation of the foregoing, except for representations and warranties set forth in this Agreement, each Purchaser Party acknowledges and agrees that none of the Company, the Operating Partnership, any Company Subsidiaries or any other person will have or be subject to any liability to any Purchaser Party or any other person resulting from any information, documents, projections, estimates, forward-looking information, forecasts or other material provided to the Purchaser Parties in expectation of the transactions contemplated by this Agreement, regardless of whether provided in written or oral communications, including by way of online “data rooms,” confidential information memoranda or management interviews and other presentations or conversations. In addition, the Purchaser Parties acknowledge that there are uncertainties inherent in any projections, estimates, forward-looking information and other forecasts that may have been provided by or on behalf of the Company and Operating Partnership to the Purchaser Parties, that the Purchaser Parties are familiar with such uncertainties, that the Purchaser Parties take full responsibility for making their own evaluation of the adequacy and accuracy of all such projections, estimates, forward-looking information and other forecasts provided to them (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking information or forecasts), and that the Purchaser Parties shall have no claim against the Company, the Operating Partnership, any Company Subsidiaries or any other person with respect thereto.

Article 5.
Covenants
          Section 5.1 Conduct of Business by the Company Pending the Closing. The Company and the Operating Partnership agree that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, unless Parent shall otherwise agree in writing (which shall not be unreasonably withheld or delayed), the Company and the Operating Partnership will, and will cause each Company Subsidiary to, (a) conduct its operations in the ordinary course of business substantially consistent with past practice and (b) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, the Company and the Operating Partnership shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
               Section 5.1.1 amend or otherwise change the Company Charter, the Company Bylaws, the Operating Partnership Certificate or the Operating Partnership Agreement, except for amendments to the Operating Partnership Agreement to reflect transfers or redemptions of Partnership Units in accordance with the terms of the Operating Partnership Agreement;
               Section 5.1.2 (a) issue or authorize the issuance of (i) any shares of beneficial interest or capital stock of, or other Equity Interests in, the Company, the Operating Partnership or any Company Subsidiary of any class (other than the issuance of Company Common Shares in exchange for Partnership Units in accordance with the Operating Partnership Agreement, the issuance of Company Common Shares in accordance with the Company’s Non-employee Trustee Compensation Policy, and the issuance of Partnership Units in consideration of the acquisition of the Republic Square I property pursuant to the option agreement with respect thereto or otherwise), (ii) any securities convertible or exchangeable or exercisable for any such shares of beneficial interest or capital stock or other Equity Interests or (iii) any options, warrants or other rights of any kind to acquire any such shares of beneficial interest or capital stock or other Equity Interests, or (b) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company, the Operating Partnership or any Company Subsidiary, except pursuant to existing contracts or commitments or as otherwise permitted by this Agreement;

               Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its shares of beneficial interest or capital stock, except for (a) dividends or distributions paid by a Company Subsidiary to the Operating Partnership or to any other direct or indirect wholly-owned Company Subsidiary, (b) regular, quarterly cash dividends at a rate not in excess of $0.125 per Company Common Share, such declaration date to be no earlier than ten Business Days after the end of the applicable fiscal quarter, or (c) corresponding regular, quarterly cash distributions payable to holders of the Partnership Units (proportionately to all holders of Partnership Units); provided that, notwithstanding the foregoing, the Company and the Operating Partnership (proportionately to all holders of Partnership Units) shall be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code;
               Section 5.1.4 enter into any agreement with respect to the voting of its shares of beneficial interest or capital stock or other Equity Interests;
               Section 5.1.5 other than in the case of Company Subsidiaries wholly owned directly or indirectly by the Operating Partnership or redemptions of Partnership Units in accordance with the Operating Partnership Agreement, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares of beneficial interest or capital stock, other Equity Interests or other securities;
               Section 5.1.6 except as otherwise permitted by this Agreement, (a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or enter into any option, commitment or agreement to acquire, ownership of or any Equity Interest in any person or assets, other than the acquisition of the Republic Square I property pursuant to the option agreement with respect thereto, and any other acquisitions for consideration that is individually not in excess of $1,000,000, or in the aggregate, not in excess of $3,000,000 for the Company, the Operating Partnership and the Company Subsidiaries taken as a whole or (b) enter into any option, commitment or agreement to commence any development activity on any Company Property other than (i) the ongoing development at 1129 20th Street, N.W., Washington, D.C. and (ii) tenant improvements in the ordinary course of business consistent with the obligations under Company Leases or new leases at a Company Property entered into in accordance with Section 5.1.10;
               Section 5.1.7 make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP, by applicable Law or by a Governmental Entity;
               Section 5.1.8 incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except for (a) indebtedness for borrowed money incurred in the ordinary course of business, including borrowings under or refinancings of the Company’s, the Operating Partnership’s or any Company Subsidiary’s existing credit facilities (including construction loans), (b) indebtedness for borrowed money incurred in order to finance the acquisition of the Republic Square I property pursuant to the option agreement with respect thereto or (c) indebtedness for borrowed money incurred in order for the Company to pay (and/or the Operating Partnership to pay) dividends, distributions or redemptions permitted by this Agreement;

               Section 5.1.9 except as may be required by any Company Benefit Plan, by any contractual commitments or corporate policies with respect to severance or termination pay or benefits in existence on the date of this Agreement or by applicable Law: (a) increase the compensation or benefits payable or to become payable to the trustees, directors, officers or employees of the Company, the Operating Partnership or any Company Subsidiary (except for increases in accordance with past practices in salaries or wages of employees of the Company, the Operating Partnership or any Company Subsidiary and for the payment of annual bonuses in accordance with past practices); or (b) other than in the ordinary course of business, grant any rights to severance or termination pay or benefits to, or enter into any employment or severance agreement with, any trustee, director, officer or employee of the Company, the Operating Partnership or any Company Subsidiary, or establish, adopt or enter into or amend to increase any benefit under or obligation of the Company pursuant to any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or officer;
               Section 5.1.10 (a) except in connection with a right being exercised by a tenant under a Material Company Lease, enter into any new lease (or renew or extend any existing lease) at a Company Property, other than in accordance with the guidelines set forth on Section 5.1.10 of the Company Disclosure Schedule; or (b) other than in the ordinary course of business or as a result of a material default by the tenant under its Material Company Lease with the Operating Partnership or any Company Subsidiary, and except in connection with a right being exercised by a tenant under its Material Company Lease with the Operating Partnership or any Company Subsidiary or otherwise in accordance with the guidelines set forth on Section 5.1.10 of the Company Disclosure Schedule, terminate or materially modify or amend any Material Company Lease;
               Section 5.1.11 except as otherwise permitted by this Section 5.1, (a) authorize, or enter into any commitment for, any new material capital expenditure relating to the Company Properties, except (i) expenditures contemplated by the Company’s capital expenditure budget set forth on Section 5.1.11 of the Company Disclosure Schedule or otherwise in the ordinary course of business to the extent reasonably required to own, operate and maintain the Company Property in working order, (ii) expenditures not exceeding $50,000 individually or $250,000 in the aggregate and (iii) expenditures required by Law or, subject to Sections 5.1.6 and 5.1.12, incurred in connection with the prosecution of the lawsuits set forth on Section 5.1.12 of the Company Disclosure Schedule; or (b) other than in the ordinary course of business consistent with past practice, authorize, or enter into, any new contract other than a Material Company Lease (which is subject to Section 5.1.10) that would be a Company Material Contract;

               Section 5.1.12 waive, release, assign, settle or compromise any of the lawsuits set forth on Section 5.1.12 of the Company Disclosure Schedule;
               Section 5.1.13 make any material tax election or settle or compromise any material liability for Taxes; provided, that, nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” within the meaning of Section 856(i) of the Code; or
               Section 5.1.14 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including, without limitation, making dividend or distribution payments to shareholders of the Company in accordance with this Agreement. If the Company makes a written request to Parent to take any action not otherwise permitted by this Section 5.1, or makes a written request to Parent to decline to take any action otherwise required by this Section 5.1, Parent’s consent to such request shall be deemed to be unreasonably delayed and therefor conclusively and irrevocably granted, and the Company shall be permitted to take such action or decline to take such action in accordance with such written request, if Parent has not responded in writing to the Company as to such request within ten (10) Business Days after the Company has made such request.
          Section 5.2 Appropriate Action; Consents; Filings
               Section 5.2.1 Subject to the terms and conditions of this Agreement, including Section 5.6, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to (a) preparing and filing as soon as practicable all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary, if any, to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any Governmental Entity relating to antitrust, competition, trade or other regulatory matters, (b) causing the satisfaction of all conditions set forth in Article 6, (c) defending all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order; and (d) seeking to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order.

               Section 5.2.2 Each party hereto shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions provided for in this Agreement. Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective subsidiaries and affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Mergers. Each party hereto shall, subject to this Section 5.2.2, respond as promptly as reasonably practicable under the circumstances to any inquiries and requests received from any Governmental Entity in connection with any required regulatory approvals. In connection with and without limiting the foregoing, each party hereto shall, subject to applicable Law: (a) promptly notify the other parties of any written communication to that party from any Governmental Entity, including regulatory authorities, and permit the other parties to review in advance (and to consider any comments made by the other parties in relation to) any proposed written communication to any of the foregoing; (b) not agree to participate or participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Mergers unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat; and (c) furnish the other parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement and the Mergers.
               Section 5.2.3 The Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated in this Agreement; provided that the Company shall not be responsible for any consent fees prior to the Effective Time in connection with securing such third party consents. In the event that either party shall fail to obtain any such third party consent, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.
               Section 5.2.4 Nothing contained in this Agreement shall give any Purchaser Party, directly or indirectly, the right to control or direct the operations of the Company, the Operating Partnership or any Company Subsidiary prior to the consummation of the Mergers. Prior to the Effective Time, the Company and the Operating Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
          Section 5.3 Proxy Statement; Notice to Limited Partners
               Section 5.3.1 As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, each of the Company and Parent shall prepare and file with the SEC any Other SEC Filings as and when required or requested by the SEC. The parties hereto shall cooperate with each other in the preparation of the Proxy Statement and any Other SEC Filings. Each of the Company and Parent will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other SEC Filings. Each of the Company and Parent shall furnish all information concerning it and the holders of its shares of beneficial interest or capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other SEC Filings. As promptly as practicable in accordance with applicable Law, the Company shall mail the Proxy Statement to the Company Shareholders. Subject to Section 5.6 hereof, the Proxy Statement shall include the determination of the Company Board that this Agreement and the Company Merger are advisable to and in the best interests of the Company Shareholders and the recommendation of the Company Board that the Company Shareholders approve the Company Merger (the “Company Recommendation”).

               Section 5.3.2 Subject to Section 5.6 hereof and other than pursuant to Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 5.7 of this Agreement, no amendment or supplement to the Proxy Statement or any Other SEC Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Parent each will advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or any Other SEC Filings or comments thereon and responses thereto or requests by the SEC for additional information.
               Section 5.3.3 Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary, or any of their respective officers or directors, is discovered by Parent and should be set forth in an amendment or a supplement to the Proxy Statement or any Other SEC Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company, the Operating Partnership or any Company Subsidiary, or any of their respective officers, trustees or directors, is discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement or any Other SEC Filing.
               Section 5.3.4 As promptly as practicable after the execution of this Agreement, the General Partner shall prepare and provide written notice to the Limited Partners of its intention to effect the Company Merger in accordance with the Operating Partnership Agreement and applicable Law. Such written notice shall be provided at least twenty (20) Business Days prior to the record date to determine Company Common Shareholders eligible to vote upon the approval of the Company Merger and shall describe in reasonable detail the action to be taken. The parties shall cooperate with each other in the preparation of such written notice, and each of the Purchaser Parties shall furnish all information concerning it as the Company may reasonably request in connection with such actions and the preparation of such written notice.
          Section 5.4 Company Shareholders’ Meeting. The Company shall call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law after the date the Proxy Statement is cleared by the SEC for the purpose of obtaining Shareholder Approval of the Company Merger. Unless this Agreement shall have been terminated in accordance with Section 7.1, the Company shall hold the Company Shareholders’ Meeting regardless of whether the Company Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger. Subject to Section 5.6, the Company will use commercially reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval of the Company Merger. Notwithstanding anything to the contrary herein, at any time at or prior to the Company Shareholders’ Meeting, the Company may adjourn or postpone the Company Shareholders’ Meeting (a) to the extent the Company Board determines in good faith, after consultation with its outside legal advisors, that such adjournment or postponement is required to comply with applicable Law or the rules or regulations of the NYSE, or (b) subject to compliance with Section 5.6, in response to an Acquisition Proposal as to which the Company Board has made the determination set forth in Section 5.6.2 that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal. The Company shall not be required to hold the Company Shareholders’ Meeting if this Agreement is terminated before the Company Shareholders’ Meeting is held.

          Section 5.5 Access to Information; Confidentiality.
               Section 5.5.1 Subject to applicable Law, from the date of this Agreement to the Effective Time, the Company and the Operating Partnership shall, and shall cause each Company Subsidiary and each of their respective Representatives (collectively, “Company Representatives”) to provide to the Purchaser Parties and their respective Representatives (collectively, “Purchaser Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company, the Operating Partnership and the Company Subsidiaries, and other financial, operating and other information as Parent may reasonably request; provided, however, that (a) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business conducted by the Company, the Operating Partnership or any Company Subsidiary; (b) any intrusive environmental tests or assessments sought to be performed on the Company Properties (including, but not limited to any tests that involve drilling, excavation, or the collection of samples of soils, groundwater, surface water, drinking water, building materials or other environmental media) shall require the prior written consent of the Company; (c) the Purchaser Parties or the Purchaser Representatives shall not contact or have any discussions with any of the landlords/sub-landlords or tenants/subtenants of the Company, the Operating Partnership or the Company Subsidiaries without the prior written consent of the Company; (d) Parent shall be responsible for any damage to any Company Property or any other assets or property of the Company, the Operating Partnership or the Company Subsidiaries caused by the Purchaser Parties or the Purchaser Representatives; and (e) the Company and the Operating Partnership shall not be required to (or cause any Company Subsidiary to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the breach of any confidentiality or similar agreement to which the Company, the Operating Partnership or any Company Subsidiary is a party or the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege).

               Section 5.5.2 With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and cause their respective Representatives to comply with, all of their obligations under the letter agreement, dated June 20, 2007, entered into by the Company and Parent (as has been or may be amended from time to time, the “Confidentiality Agreement”).
          Section 5.6 Acquisition Proposals.
               Section 5.6.1 From the date of this Agreement to the Effective Time, the Company and the Operating Partnership agree that the Company, the Operating Partnership and the Company Subsidiaries shall not authorize or permit any Company Representative to, directly or indirectly, take any action to (a) solicit, initiate or knowingly encourage any Acquisition Proposal, (b) enter into, participate or otherwise engage in discussions or negotiations with, or furnish any information that is not available in Company SEC Filings to, any person with respect to an Acquisition Proposal, (c) withdraw, modify or amend the Company Recommendation in a manner adverse to Parent, (d) approve or recommend any Acquisition Proposal, (e) enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal (other than a confidentiality agreement with a party to whom the Company is permitted to provide information in accordance with Section 5.6.2), or (f) resolve or agree to do any of the foregoing actions (any action or failure to act set forth in the foregoing clauses (c), (d), or (f) (to the extent related to the foregoing clauses (c) or (d)), a “Company Change in Recommendation”). The Company shall as promptly as practicable following the execution of this Agreement cease and cause to be terminated any discussions or negotiations with any persons conducted heretofore by or on behalf of the Company with respect to any Acquisition Proposal. From the date of this Agreement to the Effective Time, the Company and the Operating Partnership agree that the Company, the Operating Partnership and the Company Subsidiaries shall not waive, modify or amend any standstill or similar provision of any agreement, letter or understanding that would in any way prohibit any Person from making or otherwise facilitating the making of an Acquisition Proposal and the Company and the Operating Partnership shall pursue all remedies available to them upon a breach by any Person of any such provisions; provided, however, that at any time prior to obtaining the Shareholder Approval of the Company Merger, the Company Board may waive such a provision if the Company Board determines in good faith, after consultation with outside counsel, that the failure to grant a waiver would be inconsistent with the duties of the Company trustees under applicable Law.
               Section 5.6.2 Notwithstanding the provisions of Section 5.6.1 or any other provision of this Agreement, prior to obtaining the Shareholder Approval of the Company Merger, if the Company has received a bona fide written Acquisition Proposal (that was not solicited, initiated, or knowingly encouraged in violation of Section 5.6.1) that the Company Board determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, is or could reasonably be expected to lead to a Superior Proposal, then the Company may furnish non-public information to, and engage in discussions and negotiations with, the person making such Acquisition Proposal and its Representatives; provided that (a) prior to furnishing non-public information to, or engaging in discussions or negotiations with, such person or its Representatives, the Company shall first enter into a confidentiality agreement with such person that contains confidentiality undertakings no less favorable to the Company than those contained in the Confidentiality Agreement, and (b) the Company will substantially concurrently (and in any event within forty-eight (48) hours) provide to Parent any non-public information concerning the Company, the Operating Partnership or the Company Subsidiaries provided to such person or its Representatives that was not previously provided to Parent. The Company shall substantially concurrently (and in any event within forty-eight (48) hours) notify Purchaser if the Company or any Company Representative receives (i) an Acquisition Proposal, (ii) any request related to an Acquisition Proposal for information relating to the Company, the Operating Partnership or any Company Subsidiaries or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The written notice shall include the identity of the person making the Acquisition Proposal, inquiry or request and provide a copy of such Acquisition Proposal, inquiry or request (or, if not in writing, a description of the material terms and conditions of such Acquisition Proposal, inquiry or request). The Company shall keep Parent reasonably informed on a substantially current basis (and in any event no later than forty-eight (48) hours after the occurrence of any material developments) of material developments with respect to any Acquisition Proposal (including the material terms and conditions thereof and of any material modifications thereto), inquiry or request. Without limiting the foregoing, the Company shall promptly (and in any event within forty-eight (48) hours) notify Purchaser if it determines to begin providing non-public information or engaging in discussions or negotiations with respect an Acquisition Proposal pursuant hereto.

               Section 5.6.3 Notwithstanding the provisions of Section 5.6.1 or any other provision of this Agreement, at any time prior to obtaining the Shareholder Approval of the Company Merger, if the Company receives a bona fide written Acquisition Proposal (that was not solicited, initiated, or knowingly encouraged in violation of Section 5.6.1) that the Company Board determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal (after giving effect to any adjustments to the terms of this Agreement which may be offered by Parent, whether pursuant to clause (b) below or otherwise), the Company Board may effect a Company Change in Recommendation with respect to such Superior Proposal or terminate this Agreement pursuant to Section 7.1.6, and subject to payment of the Termination Fee pursuant to Section 7.2.2.1, and enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company Board may not effect a Company Change in Recommendation or terminate this Agreement pursuant to Section 7.1.6 unless (a) the Company shall have provided prior written notice (a “Change Notice”) to Parent, at least three (3) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which Change Notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the person making such Superior Proposal), and shall have contemporaneously provided a copy of any proposed definitive agreement(s) with respect to such Superior Proposal, and (b) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the terms of any Acquisition Proposal after the start of a Notice Period, the Company shall be required to deliver a new written Change Notice to Parent and to comply with the requirements of this Section 5.6.3 with respect to such new written Change Notice, and the Notice Period shall be deemed to have re-commenced on the date of such new Change Notice.

               Section 5.6.4 Notwithstanding the provisions of Section 5.6.1 or any other provision of this Agreement, in circumstances other than as provided in Section 5.6.3, at any time prior to obtaining the Shareholder Approval of the Company Merger, the Company Board may effect a Company Change in Recommendation if the Company Board determines in good faith, after consultation with outside counsel, that a Company Change in Recommendation is required to comply with the duties of the Company trustees under applicable Law.
               Section 5.6.5 Nothing contained in this Section 5.6 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position with respect to a tender offer or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from making disclosure to the Company’s shareholders if the Company Board determines in good faith, after consultation with outside counsel, that such disclosure is required under applicable Law.
          Section 5.7 Public Announcements. Parent and the Company shall, as promptly as practicable on the first Business Day following the date of this Agreement, with respect to the transactions contemplated by this Agreement (or if this Agreement is executed during regular business hours on a Business Day, such Business Day), issue a mutually agreed press release. In connection with press releases, public statements or other communications (including meetings with shareholders and analysts) with respect to the transactions contemplated by this Agreement, other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof, Parent and the Company shall coordinate and consult with each other before issuing such press releases or making such public statements or other communications, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases, public statements or other communications (including scripts or Q&As for meetings with shareholders and analysts). Parent and the Company shall not issue any such press release (other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof) or make any such public statement or other communication prior to such consultation, except as may be required by applicable Law, court process or any listing agreement; provided, that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.
          Section 5.8 Employee Benefit Matters
               Section 5.8.1 With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any trustee, director, officer or employee of the Company, the Operating Partnership or any Company Subsidiary (the “Company Employees”) is or may be eligible to participate from or after the Effective Time, Parent shall, or shall cause the Surviving Company and each Parent Subsidiary to, recognize all service of the Company Employees with the Company, the Operating Partnership or any Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any Parent Benefit Plan, other than benefit accruals under a defined benefit pension plan.

               Section 5.8.2 Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) that are treated as dispositions under such Rule 16b-3 and result from the Mergers or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.
               Section 5.8.3 From and after the Effective Time, the Company or the Surviving Company, as applicable, shall, and Parent shall cause the Surviving Company, the Surviving Partnership and the Company Subsidiaries to, honor, assume and agree to perform, in accordance with their terms without amendment, all individual employment, severance and change of control agreements between the Company, the Operating Partnership or any Company Subsidiary and any Company Employee, including, without limitation, bonuses, incentives or deferred compensation in existence on the date hereof, and all Company Benefit Plans.
               Section 5.8.4 From and after the Effective Time, Parent shall, and shall cause the Surviving Company, the Surviving Partnership, the Company Subsidiaries and the Company Benefit Plans to, provide or pay when due to the Company Employees (and the dependents and beneficiaries thereof) all benefits and compensation pursuant to the Company Benefit Plans in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated by the Surviving Company subject to compliance with this Section 5.8).
               Section 5.8.5 Nothing in this Agreement shall require the continued employment of any Company Employee or other person, and, except as set forth in this Section 5.8, no provision of this Agreement shall prevent Parent, Surviving Company or the Surviving Partnership from amending or terminating any Company Benefit Plan.
          Section 5.9 Indemnification.
               Section 5.9.1 From and after the Effective Time, Parent shall, and shall cause the Surviving Company and the Surviving Partnership to, indemnify and hold harmless all past and present trustees, directors, officers, employees and agents of the Company, the Operating Partnership or the Company Subsidiaries, or any person serving as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, “Covered Persons”), to the fullest extent permitted by applicable Law from and against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) the fact that the Covered Person is or was a trustee, director, officer, employee, or agent of the Company, the Operating Partnership or any Company Subsidiary, or fiduciary under or with respect to any employee benefit plan, any act or omission taken by the Covered Person in such capacity, or the fact that the Covered Person is or was serving at the request of the Company, the Operating Partnership or any Company Subsidiary as a director, officer, employee, trustee, agent or fiduciary of another person, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification is available under this Agreement, (b) any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transaction contemplated hereby, and (c) any failure of the representations and warranties of the Purchaser Parties under this Agreement to be true and correct as of the date or dates made. Each Covered Person shall also be entitled to advancement of costs and expenses (including attorneys’ fees) as incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided, that any person to whom expenses are advanced undertakes, to the extent required by the applicable Law, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification (it being understood and agreed that the Surviving Company shall not require the posting of any bond or any other security for such undertaking). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               Section 5.9.2 From and after the Effective Time, the Surviving Operating Agreement and the Surviving Partnership Agreement (and the comparable documents of the Company Subsidiaries) shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Amended and Restated Declaration of Trust, as amended, of Parent, the Amended and Restated Bylaws, as amended of Parent, the Certificate of Limited Partnership of Parent LP and the Second Restated and Amended Limited Partnership Agreement, as amended, of Parent LP (and the comparable documents of the relevant Company Subsidiary). Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Company in the Company Merger, without any further action, and shall survive the Company Merger and continue in full force and effect in accordance with their terms.
               Section 5.9.3 For six years from the Effective Time, Parent shall, and shall cause the Surviving Company to, procure an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policies in effect as of July 23, 2007 (the “Existing Policies”), covering each person currently covered by the Existing Policies. Complete and accurate copies of the Existing Policies have been heretofore made available to Parent. Parent shall be required to purchase the maximum “run-off coverage” available under the Existing Policies; provided, however, that Parent shall not be required to pay an aggregate amount for such six years of “run-off” coverage in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. If such maximum “run-off” coverage does not extend fully to the required six year period, Parent shall first seek the requisite coverage from the Company’s insurers under the Existing Policies prior to seeking such requisite coverage from any other insurers. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Parent or the Company at or prior to the Effective Time for purposes of this Section 5.9.3, which policies provide coverage that is consistent with the coverage required by the first sentence of this Section 5.9.3 for an aggregate period of six years with respect to claims arising from events occurring on or before the Effective Time. The premiums for such prepaid policies shall be paid in full at or prior to the Effective Time and such prepaid policies shall be non-cancelable. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

               Section 5.9.4 In the event Parent, the Surviving Company or the Surviving Partnership (or any of its successors or assigns) (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 5.9.
               Section 5.9.5 The rights of each Covered Person under this Section 5.9 shall be in addition to any right such Covered Person might have under the Company Charter, the Company Bylaws, the Operating Partnership Certificate, the Operating Partnership Agreement, the Surviving Operating Agreement, the Surviving Partnership Agreement or any comparable documents of the Company Subsidiaries, or under any indemnification agreements with the Covered Persons. The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person. The provisions of this Section 5.9 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.
          Section 5.10 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid all applicable Transfer Taxes, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares and/or Partnership Units.
          Section 5.11 Resignations. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation from their corporate or entity offices only (as opposed to any employment position), effective as of the Company Merger Effective Time, of those directors, trustees, managers and officers of the Company, the Operating Partnership or any Company Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing; provided, however, that such resignation shall not be deemed to constitute voluntary termination of employment, or termination of employment without good reason, by such directors, trustees, managers or officers for purposes of any Company Benefit Plan or other severance or employment agreements or programs, or other plans, programs or agreements which contain change in control provisions, of the Company, the Operating Partnership or any Company Subsidiary, and such resignation shall not be deemed to deprive any such directors, trustees, managers or officers of any severance, change in control or other benefit to which such person would otherwise be eligible to receive upon a termination of employment with the Company, the Operating Partnership or any Company Subsidiary. The Company and Parent further acknowledge and agree that any such resignation, or other removal from corporate or entity office of such director, trustee, manager or officer by operation of Law or otherwise pursuant to this Agreement, shall be deemed to constitute a material reduction in duties, authority and responsibility for purposes of the definition of “Constructive Termination” or “Good Reason”, as applicable, pursuant to the severance and employment agreements set forth on Section 5.11 of the Company Disclosure Schedule.

          Section 5.12 Notice of Certain Events.
               Section 5.12.1 The Company shall notify Parent promptly, if any officer of the Company listed in Exhibit B-2 becomes actually aware of (i) any written communication from any Person to the Company, the Operating Partnership or any Company Subsidiary alleging that the consent of such Person (or another Person) is required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, the Operating Partnership, any of the Company Subsidiaries or their Representatives), (ii) any material Claims threatened or commenced against the Company, the Operating Partnership or any of the Company Subsidiaries that arise out of the transactions contemplated by this Agreement or (iii) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.2.1 or 6.2.2 not to be satisfied.
               Section 5.12.2 Parent shall notify the Company promptly, if any officer of Parent listed in Exhibit B-1 becomes actually aware of (i) any written communication from any Person to any Purchaser Party or any Purchaser Subsidiary alleging that the consent of such Person (or another Person) is required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (ii) any material Claims threatened or commenced against Parent or any of its subsidiaries that are related to the transactions contemplated by this Agreement or (iii) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time, which causes or is reasonably likely to cause the conditions set forth in Section 6.3.1 or 6.3.2 not to be satisfied.
               Section 5.12.3 The delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          Section 5.13 Tax Matters. For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Partnership Merger as a transfer of assets of the Operating Partnership to Parent LP in exchange for the Partnership Merger Consideration followed by a distribution of the Partnership Merger Consideration in liquidation of the Partnership, except as may be required by a “determination” as defined under Section 1313(a) of the Code (a “Determination”). Further, for federal and applicable state income tax purposes, this Agreement shall constitute a plan of liquidation of the Company within the meaning of Section 562(b)(1) of the Code, and the Company Board, prior to the date on which the Effective Time occurs, will adopt this Agreement as such plan of liquidation, and all distributions of the Merger Consideration shall be treated as liquidating distributions, except as may be required by a Determination.

          Section 5.14 FIRPTA. The Company shall deliver to the Purchaser Parties at the Closing the Company’s executed FIRPTA certificate, certifying the Company’s non-foreign status under the Code, and the regulations thereunder, and the Company shall request in writing and reasonably cooperate with the Purchaser Parties to obtain the executed FIRPTA affidavit of each of the Partners, certifying to such Partner’s non-foreign status under the Code, and the regulations thereunder.
Article 6.
Closing Conditions
          Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:
               Section 6.1.1 Shareholder Approval. The Shareholder Approval shall have been obtained in accordance with the MRL and the Company Charter.
               Section 6.1.2 No Order. No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), which is in effect and prevents or prohibits consummation of the Mergers; provided, however, that the condition in this Section 6.1.2 shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.2 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.
          Section 6.2 Additional Conditions to Obligations of the Purchaser Parties. The obligations of the Purchaser Parties to effect the Mergers are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:
               Section 6.2.1 Representations and Warranties. The representations and warranties of the Company and the Operating Partnership contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except for such failures of such representations and warranties to be true and correct, individually or in the aggregate, that do not and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that in addition to the foregoing: (A) the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.2, 3.4.1 and 3.4.2 that are not qualified as to “Company Material Adverse Effect” shall be true and correct in all material respects, and the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.2, 3.4.1 and 3.4.2 that are qualified as to “Company Material Adverse Effect” shall be true and correct in all respects, in each case as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (B) the representations and warranties set forth in Sections 3.3.1, 3.3.2 and 3.3.4 shall be true and correct in all respects (subject to de minimis inaccuracies; provided, that any such inaccuracies with respect to the number of Company Common Shares or Partnership Units outstanding shall be deemed to be “de minimis” if any such inaccuracies do not exceed 10,000 aggregate Company Common Shares and Partnership Units) as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date). Parent shall have received a certificate of the Company, executed by the chief executive officer or chief financial officer of the Company, to that effect.

               Section 6.2.2 Agreements and Covenants. The Company and the Operating Partnership shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Parent shall have received a certificate of the Company, executed by the chief executive officer or chief financial officer of the Company, to that effect.
               Section 6.2.3 Company Material Adverse Effect. Since the date of this Agreement, there shall not have been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would result in a Company Material Adverse Effect.
               Section 6.2.4 Tax Opinion. Parent shall have received a tax opinion of Latham & Watkins LLP, tax counsel to the Company, dated as of the Closing Date and in the form of Exhibit A attached hereto, regarding the status of the Company as a REIT under the Code. Such opinion shall be subject to customary assumptions, qualifications and representations.
          Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company and the Operating Partnership to effect the Mergers are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:
               Section 6.3.1 Representations and Warranties. Each of the representations and warranties of the Purchaser Parties contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had a Parent Material Adverse Effect and would not otherwise prevent or materially delay consummation of the Mergers; provided further, however, that notwithstanding the foregoing, the representations and warranties contained in Section 4.10 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date. The Company shall have received a certificate of the Company, executed by the chief executive officer or chief financial officer of Parent, to that effect.

               Section 6.3.2 Agreements and Covenants. The Purchaser Parties shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. The Company shall have received a certificate of Parent, executed by the chief executive officer or chief financial officer of Parent, to that effect.
               Section 6.3.3 Closing Payments. Parent will make (or cause to be made) the payments required to be made pursuant to Article 2.
Article 7.
Termination, Amendment and Waiver
          Section 7.1 Termination. This Agreement may be terminated, and the Mergers contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after Shareholder Approval of the Company Merger:
               Section 7.1.1 By mutual written consent of Parent and the Company duly authorized by their board of directors or board of trustees, respectively;
               Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated on or prior to January 31, 2008 (such date, shall be referred to herein as the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before the Outside Date.
               Section 7.1.3 By either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;
               Section 7.1.4 By either Parent or the Company if the Shareholder Approval of the Company Merger shall not have been obtained at the Company Shareholders’ Meeting at which a vote on the Company Merger is taken by reason of the failure to obtain the required vote;
               Section 7.1.5 By Parent if the Company Board shall have effected a Company Change in Recommendation or otherwise entered into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal in breach of Section 5.6; and

               Section 7.1.6 By the Company, subject to compliance with Section 5.6, if the Company Board determines to accept a Superior Proposal and enters into a definitive agreement with respect to such Superior Proposal (with such termination becoming effective upon the Company entering into a definitive agreement with respect to such Superior Proposal).
          Section 7.2 Effect of Termination
               Section 7.2.1 Limitation on Liability. In the event of a valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and of no further force and effect whatsoever and there shall be no liability or obligation on the part of Parent, Parent LP, the Company or the Operating Partnership or their respective subsidiaries or Representatives with respect to this Agreement, except (a) with respect to Section 5.5.2, Section 5.7, this Section 7.2 and Article 8 and (b) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement; provided, however, that the Purchaser Parties shall not be relieved of any liability or damages resulting from termination of this Agreement by the Company as a result of a breach of Section 4.9 or the obligations of the Purchaser Parties to effect the Mergers upon the terms and subject to the conditions set forth in this Agreement and the Company and the Operating Partnership shall not be relieved of any liability or damages resulting from termination of this Agreement by Parent or Parent LP as a result of a breach of Section 5.6. For the avoidance of doubt, in circumstances in which liabilities or damages are permitted to be recovered by the Company or the Operating Partnership, on the one hand, or any of the Purchaser Parties, on the other hand, pursuant to this Section 7.2.1, the parties hereto acknowledge and agree that the liability or damages suffered or to be suffered with respect to any such circumstances shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the non-breaching party (and including, in the case of the Company, the benefit of the bargain lost by the Company Shareholders and the Partnership Unitholders).
               Section 7.2.2 Termination Fee; Expense Reimbursement.
                    Section 7.2.2.1 In the event that this Agreement is terminated (x) by Parent pursuant to Section 7.1.5, then the Company shall pay Parent, within three (3) Business Days after such termination, a termination fee in the amount of $16,000,000 (the “Termination Fee”) or (y) by the Company pursuant to Section 7.1.6, then the Company shall pay Parent, concurrently with such termination, the Termination Fee.
                    Section 7.2.2.2 In the event that (a) this Agreement is terminated by Parent or the Company pursuant to Section 7.1.2 or Section 7.1.4, (b) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to the right to terminate pursuant to such sections and not withdrawn prior to the date of such termination and (c) within twelve (12) months of such termination the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (b)), then the Company shall pay Parent, immediately prior to entering into such agreement or the consummation of such Acquisition Proposal, as applicable, an amount equal to the Termination Fee.

               Section 7.2.3 All Payments. Subject to Section 7.3, all payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Purchaser Parties agree that, subject to Section 7.2.1, the payments provided for in Section 7.2.2 shall be the sole and exclusive remedy of the Purchaser Parties upon valid termination of this Agreement under circumstances giving rise to an obligation of the Company to pay any amounts under Section 7.2.2. In no event shall the Company be required to pay to Parent more than one Termination Fee pursuant to Section 7.2.2.
          Section 7.3 Payment of Termination Fee.
               Section 7.3.1 If the Company is obligated to pay to Parent the Termination Fee pursuant to Section 7.2.2, the Company shall pay to Parent from the amount deposited into escrow pursuant to an escrow agreement (the “Escrow Agreement”), if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Termination Fee and (ii) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by Parent’s independent certified public accountants, plus (2) in the event Parent receives either (A) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described in Section 7.3.2(ii) or (B) an opinion from Parent’s outside counsel as described in Section 7.3.2(ii), an amount equal to the Termination Fee less the amount payable under clause (1) above. To secure the Company’s obligation to pay these amounts, at the time the Company is obligated to pay Parent the Termination Fee pursuant to Section 7.2.2, the Company shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Company and on such customary terms (subject to Section 7.3.2) as shall be reasonably acceptable to each of the Company, Parent and the escrow agent. For the avoidance of doubt, the payment or deposit into escrow by the Company of the amount equal to the Termination Fee in accordance with this Section 7.3.1 shall discharge and satisfy in full the Company’s obligations to pay such Termination Fee to Parent pursuant to Section 7.2.2.
               Section 7.3.2 The Escrow Agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Parent’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agreement shall provide that the escrow agent shall release to Parent the lesser of such maximum amount stated in the accountant’s letter referred to in clause (i) and the remainder of the Termination Fee. The Company and the Operating Partnership agree to amend this Section 7.3 at the reasonable request of Parent in order to (x) maximize the portion of the Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Parent’s chances of securing a favorable ruling described in this Section 7.3.2 or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.3.2. The Escrow Agreement shall also provide that any portion of the Termination Fee held in escrow for five years shall be released by the escrow agent to the Company. Neither the Company nor the Operating Partnership shall bear any cost of or have liability resulting from the Escrow Agreement.

          Section 7.4 Amendment. This Agreement may be amended by the Purchaser Parties, the Company and the Operating Partnership by action taken by or on behalf of their respective board of directors, board of trustees or equivalent governing body, as applicable, at any time prior to the Effective Time; provided, however, that, after Shareholders Approval of the Company Merger, no amendment may be made that, by Law or in accordance with the rules of the NYSE, requires further approval by the Company Shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          Section 7.5 Waiver. At any time prior to the Effective Time, the Purchaser Parties, on the one hand, and the Company and the Operating Partnership, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after Shareholder Approval of the Company Merger, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the NYSE, requires further approval by the Company Shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Article 8.
General Provisions
          Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.

          Section 8.2 Fees and Expenses. Subject to Section 7.2 of this Agreement, all costs and expenses incurred by the parties hereto in connection with this Agreement and the Mergers shall be borne solely and entirely by the party which has incurred the same.
          Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:
          If to the Company or the Operating Partnership, addressed to it at:
Republic Property Trust
13861 Sunrise Valley Drive
Suite 410
Herndon, VA 20171
Fax: 703.880.2901
Attn: Gary Siegel
with a copy to:
Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
Fax: 202.637.2201
Attention: Michael A. Schlesinger
          If to any Purchaser Party, addressed to it at:
Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355
Fax: 610.644.2175
Attn: James J. Bowes
with a copy to:
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
Fax: 215.405.2976
Attn: Herman C. Fala

          Section 8.4 Certain Definitions. For purposes of this Agreement, the term:
          “Acquisition Proposal” means, other than the Mergers, any offer or proposal concerning any (a) merger, consolidation, business combination, recapitalization, liquidiation, dissolution or similar transaction involving the Company or the Operating Partnership, (b) purchase or acquisition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company, the Operating Partnership or any Company Subsidiary representing 35% or more of the consolidated assets of the Company and its subsidiaries (including the Operating Partnership), taken as a whole, (c) purchase or acquisition directly or indirectly by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) of Equity Interests representing 35% or more of the voting power of the Company or (d) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 35% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing.
          “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.
          “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
          “Business Day” means any day other than a day on which the SEC is closed.
          “Common Share Certificate” means, with respect to Company Common Shares, certificates that, immediately prior to the Effective Time, evidenced any such Company Common Shares.
          “Company Material Adverse Effect” means any change, event, state of facts or development that is materially adverse to the business, financial condition or results of operations of the Company, the Operating Partnership and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change, event, state of facts or development attributable to the negotiation, execution, announcement, pendency or pursuit of the consummation of the Mergers and the other transactions contemplated hereby, including any litigation resulting therefrom; (ii) any change, event, state of facts or development generally affecting the economy of the United States or the greater Washington, D.C. region; (iii) any change, event, state of facts or development generally affecting the financial, real estate or leasing markets in the United States or in the greater Washington, D.C. region; (iv) general political, economic or business conditions as may exist from time to time in the United States or in the greater Washington, D.C. area, or any changes therein; (v) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (vi) any change, event, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented in writing; (vii) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement (except to the extent the Company is disproportionately adversely affected compared to other persons or participants in the industry in which the Company, the Operating Partnership and the Company Subsidiaries conduct their business); (viii) any hurricane, earthquake, flood, or other natural disasters or acts of God (except to the extent the Company is disproportionately adversely affected compared to other persons or participants in the industry in which the Company, the Operating Partnership and the Company Subsidiaries conduct their business); (ix) changes in Laws after the date hereof; (x) changes in GAAP after the date hereof; (xi) any item set forth in Section 8.4(xi) of the Company Disclosure Schedule (it being agreed that any item disclosed in any other Section of the Company Disclosure Schedule shall not by virtue thereof be deemed to be disclosed with respect to this clause (xi) of this definition); (xii) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(xi) of the definition); or (xiii) a decline in the price of the Company Common Shares on the New York Stock Exchange or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(xi) of the definition).

          “Company Shareholders” means holders of Company Common Shares.
          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.
          “DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.
          “Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.
          “Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.
          “Equity Interest” means any share of beneficial interest or capital stock, or partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “GAAP” means generally accepted accounting principles as applied in the United States.
          “General Partner” means the Company, in its capacity as general partner of the Operating Partnership in accordance with the Operating Partnership Agreement.
          “General Partnership Interest” means the Partnership Interest held by the General Partner that is a general partnership interest, which may be expressed as a number of Partnership Units.
          “Governmental Entity” means any domestic or foreign governmental, administrative, judicial, regulatory or arbitral authority.
          “group” is defined as in the Exchange Act, except where the context otherwise requires.
          “Hazardous Materials” means any chemical, material or other substance defined or regulated as “toxic” or “hazardous” under any applicable Environmental Law.
          “Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, inventions, processes, methodologies, products, technologies, discoveries, copyrights, apparatus, trade secrets, trademarks and service marks, domain names, trade names, know-how, trade dress and customer lists, and any registrations or applications for registration of any of the foregoing.
          “IRS” means the United States Internal Revenue Service.
          “knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any officer of Parent listed in Exhibit B-1 hereto (in the case of Parent`) or to any officer of the Company listed in Exhibit B-2 hereto (in the case of the Company).
          “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.
          “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Limited Partners” means any person that is a limited partner of the Operating Partnership in accordance with the Operating Partnership Agreement.
          “MGCL” means the Maryland General Corporation Law, as amended.
          “MLLCA” means the Maryland Limited Liability Company Act, as amended.

          “NYSE” means the New York Stock Exchange.
          “Other SEC Filings” means all filings made by, or required to be made by, the Company or Parent with the SEC other than the Proxy Statement.
          “Parent Material Adverse Effect” means any change, event, state of facts or development that is materially adverse to the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole.
          “Partners” means the General Partners and the Limited Partners of the Operating Partnership.
          “Partnership Interests” means any Partnership Interest in the Operating Partnership, as defined in the Operating Partnership Agreement, which may be expressed as a number of Partnership Units.
          “Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners in the Operating Partnership, including all “Class A Units” and “Class B Units” of the Operating Partnership.
          “Partnership Unitholders” means the Partners that hold Partnership Units.
          “Percentage Interest” means, as to a Partner holding a class of Partnership Interests, its interest in such class, determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding.
          “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.
          “PRULPA” means the Pennsylvania Revised Uniform Limited partnership Act, as amended.
          “Representatives” means a person’s trustees, directors, officers, employees, accountants, consultants, legal counsel, advisors, agents, affiliates and other representatives.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Company or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests; the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          “Superior Proposal” means an Acquisition Proposal (except that references to “35%” in the definition of Acquisition Proposal shall be replaced with “50%” for purposes of the foregoing) that the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, (a) if consummated, would be more favorable from a financial point of view to the holders of Company Common Shares than the Company Merger (taking into all of the terms and conditions of such Acquisition Proposal and this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto), as well as any other factors deemed relevant by the Company Board), and (b) is reasonably capable of being consummated on the terms proposed and (c) for which financing, to the extent required, is then committed or, as the Company Board may determine in good faith, is reasonably likely to be available and the obtaining of which is not a condition to the consummation of the Acquisition Proposal.
          “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.
          “Tax Returns” means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
          Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Articles of Merger”	Section 1.3.1
“Change Notice”	Section 5.6.3
“Claim”	Section 4.10
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Code”	Section 2.3
“Company”	Preamble
“Company Benefit Plan”	Section 3.10.1

“Company Board”	Recitals
“Company Bylaws”	Section 3.2
“Company Change in Recommendation”	Section 5.6.1
“Company Charter”	Section 3.2
“Company Common Shares”	Recitals
“Company Disclosure Schedule”	Article 3
“Company Employees”	Section 5.8.1
“Company Lease”	Section 3.16.7
“Company Material Contract”	Section 3.12.1
“Company Merger”	Recitals
“Company Permits”	Section 3.6
“Company Preferred Stock”	Section 3.3.1
“Company Property”	Section 3.16.1
“Company Recommendation”	Section 5.3.1
“Company Representatives”	Section 5.5.1
“Company Restricted Stock”	Section 2.1.7
“Company SEC Filings”	Section 3.7.1
“Company Shareholders’ Meeting”	Section 5.4
“Company Stock Incentive Plans”	Section 2.1.7
“Company Subsidiary”	Section 3.1.2
“Confidentiality Agreement”	Section 5.5.2
“Covered Person”	Section 5.9.1
“D&O Insurance”	Section 5.9.3
“Debt”	Section 4.10
“Determination”	Section 5.13

“Effective Time”	Section 1.3.1
“ERISA”	Section 3.10.1
“Exchange Agent”	Section 2.2.1
“Exchange Fund”	Section 2.2.1
“Existing Policies”	Section 5.9.3
“LP Acquisition Sub”	Preamble
“Maryland Department”	Section 1.3.1
“Material Company Lease”	Section 3.16.7
“Mergers”	Recitals
“Merger Consideration”	Section 2.1.2
“MRL”	Section 1.1.1
“Notice Period”	Section 5.6.3
“OP Approval of the Company Merger”	Section 3.20
“OP Approval of the Partnership Merger”	Section 3.20
“Operating Partnership”	Preamble
“Operating Partnership Agreement”	Section 3.2
“Operating Partnership Certificate”	Section 3.2
“Outside Date”	Section 7.1.2
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.8.1
“Parent Disclosure Schedule”	Article 4
“Parent Subsidiary”	Section 4.3.1
“Partner Approval”	Section 3.20
“Partnership Certificates of Merger”	Section 1.3.2
“Partnership DE Certificate of Merger”	Section 1.3.2

“Partnership Merger”	Recitals
“Partnership Merger Consideration”	Section 2.1.5
“Partnership Merger Effective Time”	Section 1.3.2
“Partnership PA Certificate of Merger”	Section 1.3.2
“Permitted Lien”	Section 3.16.2
“Proxy Statement”	Section 5.3.1
“Purchaser”	Preamble
“Purchaser Parties”	Preamble
“Purchaser Representatives”	Section 5.5.1
“Purchaser Subsidiary”	Section 4.3.1
“Present Fair Salable Value”	Section 4.10
“Proxy Statement”	Section 5.3.1
“REIT”	Section 3.17.2
“Shareholder Approval”	Section 3.20
“Solvent”	Section 4.10
“Surviving Company”	Section 1.1.1
“Surviving Operating Agreement”	Section 1.4.1
“Surviving Partnership”	Section 1.1.2
“Surviving Partnership Agreement”	Section 1.4.2
“Termination Fee”	Section 7.2.2.1
“Third Party”	Section 3.16.10
“Transfer Taxes”	Section 5.10
          Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          Section 8.8 Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedules, the Parent Disclosure Schedule, the Articles of Merger, the Partnership Certificate of Merger and any other documents or certificates delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.
          Section 8.9 Assignment. Except to the Surviving Company, this Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.
          Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 2.2.1, Section 5.8.3 and Section 5.9, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Subject to Section 7.2.1, the Company shall have the right, acting as agent for and on behalf of the Company Shareholders and the Partnership Unitholders, to seek to enforce specifically the terms and provisions hereof and otherwise to file and pursue claims for damages against the Purchaser Parties in the event of a breach of this Agreement by the Purchaser Parties.
          Section 8.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
          Section 8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury
               Section 8.12.1 Except for partnership law and limited liability company law matters concerning the Partnership Merger, which shall be governed by the Laws of the State of Delaware, this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to laws that may be applicable under conflicts of laws principles.
               Section 8.12.2 Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court in Maryland, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in any federal or state court in Maryland, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any federal or state court in Maryland, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any federal or state court in Maryland. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

               Section 8.12.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.3.
          Section 8.13 Disclosure. The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Nothing disclosed in any disclosure schedule is intended to or shall be deemed to broaden the scope of any representation or warranty contained in this Agreement.
          Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          Section 8.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any valid termination of this Agreement as provided in Section 7.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court in Maryland having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIBERTY PROPERTY TRUST

By:	/s/ William P. Hankowsky

Name: William P. Hankowsky
Its: Chairman, President and CEO

LIBERTY ACQUISITION LLC

	By:	Liberty Property Trust
	Its:	Sole Member

	By:	/s/ William P. Hankowsky

Name: William P. Hankowsky
Its: Chairman, President and CEO

LIBERTY PROPERTY LIMITED PARTNERSHIP

	By:	Liberty Property Trust
	Its:	General Partner

	By:	/s/ William P. Hankowsky

Name: William P. Hankowsky
Its: Chairman, President and CEO

REPUBLIC PROPERTY TRUST

	By:	/s/ Mark Keller

Name: Mark Keller
Its: CEO

REPUBLIC PROPERTY LIMITED PARTNERSHIP

	By:	Republic Property Trust
	Its:	General Partner

	By:	/s/ Mark Keller

Name: Mark Keller
Its: CEO

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